Exhibit 99.2

 CYXTERA TECHNOLOGIES, INC.

UNAUDITED SELECTED FINANCIAL DATA

 (In millions, except percentages)

	Three Months Ended	Twelve Months Ended *	Three Months Ended	Twelve Months Ended *
	December 31, 2020	December 31, 2020	September 30, 2020	December 31, 2019
Financial Position:
Cash and cash equivalents	$120.7	$120.7	$79.4	$13.0
Debt
1st Lien term loan, net	$874.0	$874.0	$875.3	$879.3
2nd Lien term loan, net	303.9	303.9	303.6	302.5
Revolving loans	142.6	142.6	142.6	52.0
Capital leases and other financing obligations (1)	989.2	989.2	941.9	936.7
	$2,309.6	$2,309.6	$2,263.4	$2,170.6
Financial Data and Metrics:
Revenue	$172.7	$690.5	$172.0	$678.6
Adjusted gross margin (2)	40.3%	43.5%	43.5%	40.4%
Exit MRR	$52.9	$52.9	$52.5	$53.5
Credit Agreement Adjusted EBITDA (3)	$50.3	$231.7	$59.8	$219.3
Credit Agreement Adjusted EBITDA % (3)	29.1%	33.6%	34.8%	32.3%
Utilization	67.2%	67.2%	66.6%	67.4%
Capital expenditures (accrual basis)	$15.1	$54.7	$13.9	$147.9
Net Income / (Loss) to Adjusted EBITDAR Reconciliation:
Net Income / (Loss)	$4.0	$(122.8)	$(44.6)	$(514.2)
Depreciation and amortization	59.4	231.8	57.5	219.8
Impairment of note and other receivables from affiliate	(115.9)	(97.7)	9.4	127.7
Net loss from discontinued operations	-	-	-	219.2
Interest and other expenses, net	40.0	169.7	43.5	153.6
Income tax benefit (expense)	48.1	3.5	(15.6)	(85.9)
EBITDA	35.6	184.5	50.2	120.2
Adjustments	14.7	47.2	9.6	99.1
Credit Agreement Adjusted EBITDA (3)	$50.3	$231.7	$59.8	$219.3
Rent (net of Adjustments)	16.8	66.1	16.7	61.9
Adjusted EBITDAR	$67.0	$297.8	$76.4	$281.3
EBITDA adjustments:
Recurring:
Bonus on a cash basis adjustment	$0.2	$2.3	$2.1	$2.1
Straight-line rent adjustment	0.7	2.9	0.7	6.5
ASC 606 impact on costs:				-
Sales commissions	(1.7)	(2.3)	(1.0)	(0.2)
Capitalized labor for Installations	0.3	0.5	0.3	(1.2)
Other	-	-	-	-
Equity-based compensation	1.7	7.4	1.8	15.7
Other	1.1	4.8	1.2	5.8
	2.2	15.5	5.1	28.7
Standup, separation, and out of period adjustments	6.4	11.1	1.0	11.7
Cost savings - rent reduction (4)	-	-	-	12.4
Cost savings - Phase 1 Initiative (5)	-	-	-	34.5
Restructuring, cost savings and growth initiatives	6.1	20.6	3.5	11.8
	$14.7	$47.2	$9.6	$99.1

* Adoption of the ASC 606 standard using the full retrospective method required the Company to restate certain expenses previously reported in 2018 quarterly results.

Notes:

1)	Other financing obligations includes a $0.2M Promissory Note related to equipment financing.

2)	Adjusted gross margin excludes equity-based compensation.

3)	As defined by our 1st and 2nd lien term loan agreements under "Consolidated EBITDA".

4)	Since Q4 2018, Cyxtera has been negotiating lease extensions on certain data centers with its landlords. These negotiations resulted in extending the remaining average lease term and lowering the cost per square foot across all the negotiated leases. In addition, several operating leases are now being classified as capital leases. Rent reduction represents a pro-forma adjustment resulting from the benefits described above, as if these lease amendments were executed as of the beginning of all periods presented.

5)	In Q4 2019 the company undertook actions to improve AEBITDA by right sizing the workforce and targeted reductions in vendor spend. Phase 1 Initiatives represents a pro-forma adjustment resulting from the benefits described above, as if these actions were executed as of the beginning of all periods presented.